UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 28, 2008

Venture Financial Group, Inc. (Exact Name of Registrant as specified in its charter)

Washington	0-24024	91 - 1277503
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1495 Wilmington Dr. PO Box 970 DuPont, Washington 98327 Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 253-441-4000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 30, 2008, Venture Financial Group, Inc. filed a Current Report on Form 8-K announcing financial results for the fourth quarter and fiscal year 2007. The Company is revising its results due to an updated provision for credit losses. This revision is as a result of events subsequent to the previously released Current Report on Form 8-K that provided additional information with respect to credit quality and collateral value of certain loans in the Company’s portfolio as of December 31, 2007. Because such information pertains to conditions that existed as of December 31, 2007, accounting guidelines require the related effects be recorded in that year. As a result of the revisions, the Company’s fourth quarter earnings estimate is reduced to approximately $2.2 million or $0.29 per diluted share, with full year 2007 net income estimated at approximately $11.8 million or $1.61 per diluted share. The Company had earlier estimated its fourth quarter 2007 earnings at $3.2 million or $0.43 per diluted share, and full year 2007 earnings of $12.7 million or $1.75 per diluted share. The updated earnings figures are a result of a $1.5 million (pre-tax) increase in the Company’s fourth quarter 2007 provision for credit losses to approximately $3.6 million (pre-tax) compared to the $2.1 million (pre-tax) previously announced. This increased level of provision adjusts the Company’s reserve for credit losses to approximately $11.0 million or 1.43% of gross loans at December 31, 2007. An increase in net charge-offs brings the total for the quarter to $915 thousand compared to the $113 thousand previously announced. In addition, as of December 31, 2007 loans classified as impaired increased from previously recorded by $12.7 million.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)

Date:	March 28, 2008	By:	/s/ James F. Arneson
James F. Arneson
President